Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Dividend and Earnings Release

August 10, 2007

Contacts: Charles B. Lang, President

Stephen A. Beadnell, Chief Financial Officer

Phone: (330) 385-9200

Fax: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Declares Dividend and

Reports Quarterly Earnings

East Liverpool, OH. - Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment

Management, Inc. has declared a cash dividend to its shareholders for the third quarter of 2007. The dividend is in the amount of $0.10 per share on its outstanding shares.

The dividend was declared at a meeting of the Directors on August 8, 2007. It is payable on September 18, 2006 to shareholders of record on August 20, 2007.

The holding company reported net income for the second quarter ended June 30,

2007 of $139,000, or $0.16 per diluted share. Net income for the second quarter of 2006 was $114,000, or $0.13 per share. On a per share basis, this is an increase in net income of $0.03, or 23.1% compared to the second of quarter 2006. The second quarter showed an increase of 77.7% in net per share income from the first quarter of 2007, when total net income was $75,000 or $0.09 per share. For the six months ended June 30, 2007, net income was $214,000 or $0.25 per diluted share compared to $210,000, or $0.24 a share.

Stephen Beadnell, CFO, stated; "We are pleased with the overall progress of the bank during the current fiscal year given the current operating environment. On a year to date basis we are slightly ahead of last years pace based on our improvement in second quarter. In the second half of 2007 our focus will remain on high quality customer service and the generation of vital service and loan relationships. We continue to look at our expense levels as we eliminate the unnecessary expenditures. We are also very happy with the strong growth in MDH Investments. Compared to the first six months of 2006,

total revenues of MDH have increased by $61,000 or 24.4%."

Charles B. Lang, founding President of the Bank who now serves as President of the holding company, stated: "The Board of Directors is pleased with the progress made by its three subsidiaries in the year 2007. The non-bank subsidiaries provide an important alternative revenue stream in times when narrowing of interest margins make banking especially challenging. Recently the banking industry faced with a sub-prime credit quality concern that is not necessarily of its own making . This may be attributed to subprime lending specialists that capture a large share of loan refinancing. Sub-prime lending features lending at high rates to borrowers with low credit scores and accepting a high ratio of funds-loaned to the value of the collateral. Fortunately for our community and our shareholders, 1st National Community Bank has refrained from engaging in this practice."

The bank subsidiary operates seven banking offices: five in Columbiana County, Ohio,

and one each in Hancock, West Virginia and Beaver County, Pennsylvania. 1st National

Community Bank was the original subsidiary of the one-bank holding corporation. The

Office of the Comptroller of the Currency chartered the Bank in June of 1987 as a national banking association. There are presently 85 employees of the Bank and the other two subsidiaries of the holding company.

MDH Investment Management Inc. offers management of investment for clients from coast to coast. MDH has approximately $82 million in assets under management and operates from its business offices located at 1216 Forsyth Place, East Liverpool, Ohio.

Dr. Marc D. Hoffrichter is was the founder and has served as the President of MDH for

25 years.

Gateminder Corporation administers ATM machines for merchants, financial institutions and entertainment venues throughout Ohio, West Virginia and Pennsylvania. Gateminder administers ATMs for 1st National Community Bank at the off-site locations where its customers receive surcharge fee access to their funds. Gateminder serves hotels, grocery store, hospitals, entertainment venues, government buildings, convenient stores, shopping centers, gasoline stations, but nearly 50% of the total revenues of Gateminder

Corporation are the result of customers that are financial institutions

END